Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-10218, 333-139523, and 333-148070) of Altria Group, Inc. of our report dated June 23, 2008 relating to the financial statements and supplemental schedule of the Deferred Profit-Sharing Plan for Salaried Employees, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Richmond, Virginia

June 25, 2008